Exhibit 99.1

Compass Diversified Trust	Investor Relations Contact:
James J. Bottiglieri	KCSA Worldwide
Chief Financial Officer	Jeffrey Goldberger / Garth Russell
203.221.1703	212.896.1249 / 212.896.1250
jbottiglieri@compasstrust.com	jgoldberger@kcsa.com /grussell@kcsa.com
Compass Diversified Trust Reports
2006 Year End Financial Results
WESTPORT, CT, March 12, 2007 — Compass Diversified Trust (NASDAQ: CODI) and Compass Group Diversified Holdings LLC (collectively, the “Trust” or “CODI”) announced today the consolidated results of operations for the year ended December 31, 2006.
For the year ended December 31, 2006, the Trust reported cash flow available for distribution of $23.7 million. For the year, the results reflect 46 days of activity of the Trust’s initial businesses in the second quarter and the complete results of operations for the third and fourth quarter.
On January 5, 2007, the Trust’s Board of Directors declared a distribution of $0.30 per share payable on January 24, 2007 to all Trust shareholders of record as of January 18, 2007. The Trust intends to continue to declare and pay regular quarterly cash distributions on all outstanding shares.
Based upon the Trust’s reported cash flow available for distribution for the year ended December 31, 2006 of $23.7 million, the coverage ratio for the combined July 18, 2006 distribution of $0.1327 per share, the October 19, 2006 distribution of $0.2625 per share and the January 24, 2007 distribution of $0.30 per share was approximately 1.7x. Since the May 2006 initial public offering, the Trust has paid out $14.1 million in total cash distributions.
Commenting on the year, I. Joseph Massoud, CEO of the Company noted, “During 2006, CODI achieved several major milestones, including its May initial public offering and the acquisition of our four initial businesses. Other highlights from 2006 include the acquisition of one additional platform subsidiary and three subsidiary add-on acquisitions to increase the scope of our existing businesses. I am extremely pleased with our execution and the achievement of these significant milestones in a relatively short period of time. It is also worth noting that the November refinancing of our credit facility not only gives CODI a significantly lower cost of capital, it also provides the Trust with the flexibility and means to make acquisitions without subsidiary-specific third party financing, which we have found to be a significant competitive advantage in our pursuit of attractive acquisitions.
Mr. Massoud concluded, “Turning to the current year, we are pleased to have sold one of our subsidiaries at a significant gain to our shareholders and to have acquired two additional platform subsidiaries. More important than this acquisition and divestiture activity, however, is the continued strong performance of our subsidiary businesses, which is ultimately the driver of our ability to make and grow shareholder distributions over time.”

On January 8, 2007, Compass announced its divestiture of Crosman Acquisition Corp. to Wachovia Capital Partners based on a total enterprise value of approximately $143 million. The majority of the proceeds were used to repay debt under the Trust’s revolving credit facility. The Trust will recognize a gain in fiscal year 2007 from the sale of approximately $36-37 million.
On March 1, 2007, the Trust announced definitive agreements to acquire controlling interests in two new subsidiary companies, Halo Branded Solutions and Aeroglide Corporation. The total combined consideration for both purchases was based on an aggregate total enterprise value of approximately $119 million. Aeroglide is a leading global designer and manufacturer of industrial drying and cooling equipment that provides specialized thermal processing equipment, including conveyer driers and coolers, impingement driers, drum driers, rotary driers, toasters, spin cookers and coolers designed to remove moisture and heat as well as roasting, toasting and baking a variety of processed products. Halo Branded Solutions, through its two operating brand names of Halo and Lee Wayne, serves as a one-stop shop for over 30,000 customers providing design, sourcing, management and fulfillment services across all categories of its customer promotional product needs in effectively communicating a logo or marketing message to a target audience.
For the year ended December 31, 2006, the Trust reported a non-cash expense of $22.5 million associated with the Supplemental Put Agreement (the “SPA”) between its subsidiary, Compass Group Diversified Holdings LLC (the “Company”) and Compass Group Management, LLC (the “Manager”). Upon a termination of the Company’s Management Services Agreement with the Manager, the Company is obligated to purchase the allocation interests owned by the Manager for a price (its “fair value”) to be determined in accordance with the SPA. The Trust is required each quarter for accounting purposes to record the change in fair value of the obligation associated with the SPA in its earnings. This supplemental put accrual does not affect the Trust’s cash flows or the calculation of cash flow available for distribution, but results in the recognition of a supplemental put expense in its income statement.
The accrual associated with the Supplemental Put Agreement primarily represents the portion of the estimated increase in the value of the subsidiary businesses over the Trust’s book value in those businesses to which the Manager would be entitled if the Management Services Agreement were terminated. Importantly, it should be noted that this particular non-cash expense may fluctuate significantly in future reporting periods as changes in subsidiary operating performance and other factors could significantly impact this estimate.
Conference Call
Management will host a conference call this morning at 9:00 a.m. ET to discuss the latest corporate developments and financial results. The dial-in number for callers in the U.S. is (800) 810-0924 and the dial-in number for international callers is (913) 981-4900. The access code for all callers is 4579000. A live webcast will also be available on the Trust’s website at www.compassdiversifiedtrust.com.

A replay of the call will be available through March 25, 2007. To access the replay, please dial (888) 203-1112 in the U.S. and (719) 457-0820 outside the U.S., and then enter the access code 4579000.
About Compass Diversified Trust
CODI was formed to acquire and manage a group of profitable middle market businesses that are headquartered in North America. CODI provides public investors with an opportunity to participate in the ownership and growth of companies which have historically been owned by private equity firms or wealthy individuals or families. CODI’s disciplined approach to its target market provides opportunities to methodically purchase attractive businesses at values that are accretive to its shareholders. For sellers of businesses, CODI’s unique structure allows CODI to acquire businesses efficiently with no financing contingencies and, following acquisition, to provide its companies with substantial access to growth capital.
Upon acquisition, CODI works with the executive teams of its subsidiary companies to identify and capitalize on opportunities to grow those companies’ earnings and cash flows. These cash flows support distributions to CODI shareholders, which are intended to be steady and growing over the long term.
Subsidiary Businesses
•	Aeroglide Corporation and its consolidated subsidiaries, referred to as Aeroglide, is a leading global designer and manufacturer of industrial drying and cooling equipment, primarily used in the production of a variety of human foods, animal and pet feeds, and industrial products. Aeroglide is based in Cary, NC and was founded in 1940.

•	Anodyne Medical Device, Inc. and its consolidated subsidiaries, referred to as AMD, is a leading manufacturer of medical support surfaces and patient positioning devices, primarily used for the prevention and treatment of pressure wounds experienced by patients with limited or no mobility. AMD is based in Los Angeles, CA and was founded in 2005.

•	CBS Personnel Holdings, Inc. and its consolidated subsidiaries, referred to as CBS Personnel, is a provider of temporary staffing services in the United States. CBS Personnel is headquartered in Cincinnati, OH, operates 144 branch locations in 18 states and was founded in 1970. CBS Personnel is one of the largest commercial staffing companies in the nation.

•	Compass AC Holdings, Inc. and its consolidated subsidiary, referred to as Advanced Circuits, is a manufacturer of low-volume quick-turn and prototype rigid printed circuit boards (“PCBs”). Advanced Circuits is based in Aurora, CO and was founded in 1989.

•	Halo Branded Solutions, Inc. referred to as Halo, is a leading distributor of customized promotional products and serves more than 30,000 customers as a one-stop-shop resource for design, sourcing, management and fulfillment across all categories of its customers’ promotional products needs. Halo is based in Sterling, IL and was founded in 1952.

•	Silvue Technologies Group, Inc. and its consolidated subsidiaries, referred to as Silvue, is a developer and manufacturer of proprietary, high-performance coating systems for polycarbonate, glass, acrylic, metals and other substrate materials used in the premium eyewear, aerospace, automotive and industrial markets. Silvue is based in Anaheim, CA and was founded in 1986.
To find out more about Compass Diversified Trust, please visit www.compassdiversifiedtrust.com.
This press release may contain certain forward-looking statements, including statements with regard to the future performance of the Trust. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10K filed by CODI with the Securities and Exchange Commission for the year ended December 31, 2006 and the Form 10Qs filed by CODI for the quarters ended March 31,2006 June 30, 2006 and September 30, 2006 and other filings with the Securities and Exchange Commission. CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Tables Below

Compass Diversified Trust
Consolidated Balance Sheet
(in thousands)

December 31,
2006

Assets
Current assets:
Cash and cash equivalents	$7,006
Accounts receivable, less allowances of $3,327	74,899
Inventories	4,756
Prepaid expenses and other current assets	7,059
Current assets of discontinued operations	46,636

Total current assets	140,356

Property, plant and equipment, net	10,858
Goodwill	159,151
Intangible assets, net	128,890
Deferred debt issuance costs, less accumulated amortization of $114	5,190
Other non-current assets	15,894
Assets of discontinued operations	65,258

Total assets	$525,597

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$14,314
Accrued expenses	38,586
Due to related party	469
Revolving credit facility	87,604
Current portion of supplemental put obligation	7,880
Current liabilities of discontinued operations	14,019

Total current liabilities	162,872

Supplemental put obligation	14,576
Deferred income taxes	41,337
Other non-current liabilities	17,336
Non-current liabilities of discontinued operations	6,634

Total liabilities	242,755

Minority interests	27,131

Stockholders’ equity
Trust shares, no par value, 500,000 authorized; 20,450 shares issued and outstanding	274,961
Accumulated earnings (deficit)	(19,250)

Total stockholders’ equity	255,711

Total liabilities and stockholders’ equity	$525,597

Compass Diversified Trust
Consolidated Statement of Operation
(in thousands, except per share data)

Year Ended
December 31, 2006

Net sales	$410,873
Cost of sales	311,641

Gross profit	99,232
Operating expenses:
Staffing expense	34,345
Selling, general and administrative expenses	36,732
Supplemental put expense	22,456
Fees to Manager	4,376
Research and development expense	1,806
Amortization expense	6,774

Operating loss	(7,257)

Other income (expense):
Interest income	807
Interest expense	(6,130)
Amortization of debt issuance costs	(779)
Loss on debt extinguishment	(8,275)
Other income, net	541

Loss from continuing operations before income taxes and minority interests	(21,093)
Provision for income taxes	5,298
Minority interest	1,245

Loss from continuing operations	(27,636)
Income from discontinued operations, net of income taxes	8,387

Net loss	$(19,249)

Basic and fully diluted loss per share	$(1.52)

Weighted average number of shares of Trust stock outstanding — basic and fully diluted	12,686

Cash dividends paid per share	$0.3952

Compass Diversified Trust
Consolidated Statement of Cash Flows
(in thousands)

Year Ended
December 31, 2006
Cash flows from operating activities:
Net loss	$(19,249)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation of property and equipment	2,494
Amortization expense	7,796
Supplemental put expense	22,456
Loss on debt extinguishment	8,275
Minority interests	2,950
Loan forgiveness accrual	2,760
Deferred taxes	(2,281)
In-process research and development expense	1,120
Other	(450)

Changes in operating assets and liabilities, net of acquisition:
Increase in accounts receivable	(7,867)
Increase in inventories	(6,314)
Increase in prepaid expenses and other current assets	(72)
Increase in accounts payable and accrued expenses	8,555
Decrease in due to related party	(1,308)
Increase in other liabilities	2,251
Other	(553)

Net cash provided by operating activities	20,563

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(356,464)
Purchases of property and equipment	(5,822)

Net cash used in investing activities	(362,286)

Cash flows from financing activities:
Proceeds from the issuance of debt	85,004
Proceeds from the issuance of Trust shares, net	284,969
Debt issuance costs	(11,560)
Distributions paid	(7,955)
Other	615

Net cash provided by financing activities	351,073

Net increase in cash and cash equivalents	9,350
Foreign currency adjustment	260
Cash and cash equivalents — beginning of period	100

Cash and cash equivalents — end of period	$9,710

Cash reflected in discontinued operations at December 31, 2006	$2,704

Compass Diversified Trust
Consolidated Table of Cash Flows Available for Distribution (“CAD”)
(in thousands)

Year Ended
December 31, 2006

Net loss	$(19,249)
Adjustment to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	10,290
Supplemental put expense	22,456
Silvue’s in process R&D expensed at acquisition date	1,120
Advanced Circuit’s loan forgiveness accrual	2,760
Minority interest	2,950
Deferred taxes	(2,281)
Loss on Ableco debt retirement	8,275
Other	(450)
Changes in operating assets and liabilities	(5,308)

Net cash provided by operating activities	20,563
Plus:
Unused fee on credit facilities (1)	1,291
Changes in operating assets and liabilities	5,308
Less:
Maintenance capital expenditures (2)
CBS Personnel	209
Crosman (3)	1,926
Advanced Circuits	392
Silvue	304
Anodyne	636

Estimated cash flow available for distribution	$23,695

Distribution paid in July 2006	$(2,587)
Distribution paid in September 2006	(5,368)
Distribution declared in January 2007	(6,135)

Total	$(14,090)

(1)	Represents the commitment fee on the unused portion of our third-party loans.

(2)	Represents maintenance capital expenditures that were funded from operating cash flow and excludes approximately $2.3 million of growth capital expenditures for the period ended December 31, 2006.

(3)	Crosman was sold on January 5, 2007.
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